                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 18, 2000, relating to the financial statements and financial highlights which appears in the December 31, 1999 Annual Report to Shareholders of Morgan Stanley Dean Witter Institutional Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Table of Contents", "Financial Highlights", "Independent Accountants" and "Financial Statements" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
April 28, 2000